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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:         May 31, 1997
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                    hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                               O-18109
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                                     CUSIP NUMBER
                                                                                                             055293104
     For Period Ended: December 31, 1996                                                            -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report on Form 11-K
     [ ] Transition  Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _________________________________________

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   Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant   BCAM International, Inc.

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number) 1800 Walt Whitman Road

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City, State and Zip Code  Melville, NY 11747

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |(a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     |(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
|X| prescribed due date; or the calendar day following the prescribed due date; and subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     |(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     We require an  extension  of time to  complete  the filing of our 1996 Form
10-KSB  in  order  to  make  all the  proper  disclosures  due to the  Company's potential acquisition of Drew Shoe Corporation, which was announced on March 19,
1997.
                                                                                                                 SEC 1344 (6/94)
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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification
     Michael Cataro               516                           752-3550
    --------------------   --------------------   ------------------------------
         (Name)               (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No
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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                            BCAM International, Inc.
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     By:   /s/Michael Strauss
           -------------------
           Michael Strauss
           Chairman of the Board of Directors
           Chief Executive Officer
           (Principal Executive Officer)

           Date:   March 28, 1997

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------- ATTENTION ----------------------------------------
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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     GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

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